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                                                                    EXHIBIT 99.5

FOR IMMEDIATE RELEASE

RoweCom Contact            Investor Contact               Media Contact
Ilyssa Frey                Michael Lendener               Judy Santiago
RoweCom Inc.               Makovsky & Co.                 Makovsky & Co.
(617) 497-5800             (212) 508-9690                 (212) 508-9654
ifrey@rowe.com             mlendener@makovsky.com         judys@makovsky.com


                ROWECOM COMPLETES $20 MILLION PRIVATE PLACEMENT


CAMBRIDGE, Mass.--October 14, 1999--RoweCom Inc. (Nasdaq: ROWE), whose flagship Knowledge Store (kStore) and Knowledge Library (kLibrary) are the leading business-to-business e-commerce solutions for managing the acquisition of knowledge resources, today announced that it has completed a $20 million private placement. The funds will be used for general corporate purposes including potential acquisitions. J.C. Bradford & Co. served as financial advisor to the company for this financing.

Under the terms of the placement, institutional investors will purchase $20 million in RoweCom convertible debt with warrants. The debt carries an interest rate of 6% per annum, is both convertible and redeemable at RoweCom's option, and has a term of fifteen months. RoweCom has the option to convert all or a portion of this debt into common shares or in the alternative, redeem the debt at 100% of par during the first six months and 107% of par thereafter. The warrants have a term of four years and 224,000 RoweCom common shares, exercisable at approximately 111% of the most recent 25-day average share price. Subject to certain conditions, the investors have also agreed to provide an additional $15 million at the same terms and at RoweCom's option.

"These funds, obtained upon terms favorable to RoweCom and its shareholders, will increase our cash balances to approximately $67 million after taking effect for the three acquisitions we have announced since our March IPO. We are committed to maintaining a strong cash balance and capital structure that will ensure our ability to continue executing our growth strategy as we evaluate additional financing alternatives," said Richard Rowe, president and CEO of RoweCom.

About RoweCom Inc.
A first mover in business-to-business e-commerce, RoweCom Inc. develops and operates Web-based services that enable businesses to manage the acquisition of knowledge resources such as magazines, newspapers, journals and books. RoweCom's flagship services, Knowledge Store (kStore) and Knowledge Library (kLibrary), provide new levels of control, convenience, and cost-savings, allowing companies to order, pay for and manage 240,000 subscription titles and 3,500 market research reports online as well as millions of discounted books via RoweCom partner barnesandnoble.com. With clients ranging from Fortune 1000 companies to academic libraries, RoweCom serves organizations with intensive knowledge requirements and high-volume purchases. The
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publicly-held company (Nasdaq: ROWE) is headquartered in Cambridge, Mass. and has several offices across North America, Europe and Australia.

RoweCom focuses on knowledge intensive industries such as professional services, financial services, health services and high technology. RoweCom's over 20,000 clients include industry leaders such as PricewaterhouseCoopers, Arthur Andersen, Ernst & Young, KPMG LLP Prudential Securities, John Hancock, Charles Schwab (NYSE: SCH), Dun & Bradstreet (NYSE: DNB), BASF (GF: BAS), Hewlett Packard (NYSE: HWP), Owens Corning (NYSE: OWC), First Union (NYSE: FTU), Aurora Healthcare and Johns Hopkins University. RoweCom also has an impressive partner list that includes barnesandnoble.com (Nasdaq: BNBN), NewsEdge (Nasdaq: NEWZ), Ariba (Nasdaq: ARBA), Commerce One (Nasdaq: CMRC) and Sun-Netscape Alliance.

Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. RoweCom's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the company's SEC filings.


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